EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Jamie Harper	Leslie Amadio-Ledda
VP Finance & Investor Relations	Zeno Group
(310) 482-5830	(415) 412-3494
http://investor.stamps.com	Leslie.Amadio-Ledda@zenogroup.com

STAMPS.COM ANNOUNCES SECOND QUARTER 2006 RESULTS

Total Revenue up 42% to $20.2M

GAAP Net Income of $4.2 million

Non-GAAP Diluted Earnings Per Share excluding Stock-Based Compensation Expense up 122% to $0.20

LOS ANGELES - July 25, 2006 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the second quarter ended June 30, 2006.

Second Quarter 2006 Results Summary

•	Total revenue was $20.2 million, an increase of 42% versus the same quarter last year.
•	Total core business (excluding only the PhotoStamps® business) revenue was $16.4 million, an increase of 26% for that business versus the same quarter last year.
•
Core business subscription revenue was $13.6 million and online store revenue was $2.0 million, up 31% and 8%, respectively, versus the same quarter last year. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

•	Approximately 210 thousand sheets of PhotoStamps were shipped, resulting in $3.7 million total second quarter PhotoStamps revenue, an increase of 223% versus the same quarter last year.
•	Total gross margin was 73% versus 72% in the same quarter last year.
•	Core business gross margin was 81% versus 75% in the same quarter last year, and PhotoStamps gross margin was 37% versus 34% in the same quarter last year.
•
GAAP net income was $4.2 million, or $0.17 per fully diluted share, including approximately $696 thousand of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

•
Excluding the FASB Statement 123R expenses, non-GAAP net income per fully diluted share was $0.20, an increase of 122% versus 2005 second quarter GAAP net income per share of $0.09, which also did not include any 123R-related expenses.

“We are pleased with our second quarter performance on revenue and earnings as we continue to make good strides in our business,” said Stamps.com president and CEO Ken McBride. “Our core business continued to show strength, and we are releasing a major new software platform this week which should provide new opportunities for growth. In PhotoStamps, we saw strong performance despite the expected seasonal slowdown this time of year. The strength across our businesses led us to increase our outlook for fiscal 2006 earnings today.”

Second Quarter 2006 Detailed Results

Stamps.com reported 2006 second quarter GAAP net income of $4.16 million, including approximately $696 thousand, or approximately $0.03 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2006 second quarter GAAP net income was $0.17 based on fully diluted shares outstanding of 24.6 million. The approximately $696 thousand stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

All amounts in millions of dollars except per share or margin data:	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$5.49	$0.04	$5.53
Research & Development	$2.04	$0.12	$2.16
Sales & Marketing	$6.38	$0.07	$6.45
General & Administrative	$2.74	$0.47	$3.21
Total Expenses	$16.65	$0.70	$17.35

Total gross margin	72.8%	(0.2%)	72.6%

Net Income	$4.86	($0.70)	$4.16

On a diluted per share basis	$0.20	($0.03)	$0.17

Shares used in per share calculation	24,561	24,561	24,561

Excluding the FASB Statement 123R expense, 2006 second quarter non-GAAP net income was $4.86 million. On a per share basis, 2006 second quarter non-GAAP net income per fully diluted share was $0.20 based on fully diluted shares outstanding of 24.6 million. In the second quarter of last year, which also did not include any 123R-related expenses, net income per fully diluted share was $0.09 based on fully diluted shares outstanding of 23.8 million. Thus, the year over year increase from 2005 second quarter GAAP earnings per share versus 2006 second quarter non-GAAP earnings per share was 122%.

New Software Platform and New PC Postage Version 6.0

This week Stamps.com plans to release a completely revamped software platform. The new platform includes a single web presentation and e-commerce system for all Stamps.com products and services. The new system will, among other things, provide greatly improved cross-selling and up-selling opportunities, automated marketing, and item cataloging and display. The new system will serve as the building blocks for all future Stamps.com e-commerce initiatives.

As part of the new platform, Stamps.com will also be bringing together its customer profiles and customer login systems so that the Company will have a single unified system for all current and future customers. Prior to this change, accounts for PC Postage and PhotoStamps were maintained separately. Stamps.com expects the unified platform to reduce customer confusion and to improve its ability to cross-sell its products and services across its various initiatives.

This week Stamps.com also plans to release into beta version 6.0 of its PC Postage client software. This updated client is built to take full advantage of the new Stamps.com software platform. Client version 6.0 also includes new features such as an international shipping capability with fully integrated customs forms. The Company expects to move version 6.0 into full production during the third quarter.

PhotoStamps

On May 17, 2006, Stamps.com began a third year-long market test of PhotoStamps, the popular form of postage that allows customers to turn digital photos, designs or images into valid U.S. postage. This third phase of the market test has an initial authorization for one year through May 16, 2007 and an option for the Postal Service™ to extend the test for a second year to May 16, 2008. During this third phase of the market test, the Postal Service lifted a restriction on business and commercial images which were not allowed on PhotoStamps for the second market test. Since the beginning of the second market test in May 2005, approximately 950 thousand sheets, or approximately 19 million individual PhotoStamps, have been shipped to customers.

During the second quarter, approximately 210 thousand sheets, or more than four million individual PhotoStamps, were shipped to customers. Total second quarter revenue was $3.7 million. Second quarter gross margin for the PhotoStamps business line was 37%, up versus 34% in the same quarter last year. Stamps.com continues to invest in the PhotoStamps business opportunity, with estimated total sales and marketing expenses directly related to PhotoStamps exceeding PhotoStamps gross profits for the second quarter.

Share Repurchase

Stamps.com’s Board of Directors previously authorized a share repurchase program for up to $20 million of its common stock through November 2006. Through the second quarter of 2006, the Company had not yet repurchased any shares under the current repurchase program. To date in the third quarter of 2006, the Company has purchased approximately 182 thousand shares for a total amount of $3.7 million. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

Business Outlook

Stamps.com currently expects total fiscal 2006 revenue to be $85 to $90 million. Fiscal 2006 GAAP net income per share is expected to be $0.61 to $0.66, including approximately $3 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006. Excluding the FASB Statement 123R expenses, non-GAAP fiscal 2006 net income per fully diluted share is expected to be $0.73 to $0.78, an increase in guidance from the Company’s prior range for this measure of $0.67 to $0.75.

Quarterly Conference Call

The Stamps.com financial results conference call will be Web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the Web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the second market test in May 2005, approximately 19 million individual PhotoStamps have been ordered by customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its third phase market test, with an initial authorization for one year through May 16, 2007 and an option for the Postal Service™ to extend the test for a second year.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information for comparative information due the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and available products that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.
# # #

STAMPS.COM INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Revenues:
Service	$13,628	$10,439	$27,085	$19,539
PhotoStamps	3,747	1,159	7,607	1,159
Product	1,980	1,826	4,373	3,710
Other	805	799	1,637	1,612
Total revenues	20,160	14,223	40,702	26,020
Cost of revenues:
Service	2,353	2,543	4,940	5,028
PhotoStamps	2,378	764	4,799	764
Product	628	545	1,381	1,071
Other	169	131	339	264
Total cost of revenues	5,528	3,983	11,459	7,127
Gross profit	14,632	10,240	29,243	18,893
Operating expenses:
Sales and marketing	6,446	4,439	13,270	8,139
Research and development	2,159	1,571	4,498	3,076
General and administrative	3,213	2,512	6,371	4,897
Total operating expenses	11,818	8,522	24,139	16,112
Income/(loss) from operations	2,814	1,718	5,104	2,781
Other income, net:
Interest income	1,399	446	2,478	997
Other income	-	-	-	64
Total other income, net	1,399	446	2,478	1,061
Pre-tax income	4,213	2,164	7,582	3,842
Provision for income taxes	53	43	65	80
Net income (loss)	$4,160	$2,121	$7,517	$3,762
Net income (loss) per share:
Basic	$0.18	$0.09	$0.32	$0.17
Diluted	$0.17	$0.09	$0.31	$0.16
Weighted average shares outstanding:
Basic	23,601	22,689	23,435	22,602
Diluted	24,561	23,819	24,474	23,631

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2006	2005

ASSETS
Cash and investments	$117,405	$103,979
Trade accounts receivable	2,335	2,131
Other accounts receivable	257	628
Other current assets	2,209	1,278
Property and equipment, net	5,384	4,492
Intangible assets, net	3,116	3,666
Other assets	3,596	2,280
Total assets	$134,302	$118,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,920	$8,514
Total Liabilities	8,920	8,514

Stockholders' equity:
Common stock	47	46
Additional paid-in capital	616,357	607,869
Treasury Stock	(3,737)	(3,737)
Accumulated deficit	(486,166)	(493,683)
Unrealized loss on investments	(1,119)	(555)
Total stockholders' equity	125,382	109,940
Total liabilities and stockholders' equity	$134,302	$118,454